Exhibit (a)(1)(o)

AMENDMENT NO. 14

TO FOURTH AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST OF

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

This Amendment No. 14 (the “Amendment”) to the Fourth Amended and Restated Agreement and Declaration of Trust of AIM Growth Series (Invesco Growth Series) (the “Trust”) amends the Fourth Amended and Restated Agreement and Declaration of Trust of the Trust dated as of April 11, 2017, as amended (the “Agreement”).

Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

WHEREAS, the Trustees of the Trust approved this Amendment, and no vote or consent of any Shareholder is required for this Amendment;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Section 3.4 of the Agreement is hereby replaced with the following:

Section 3.4      Vacancies and Appointment of Trustees. In case of a vacancy arising from a Trustee’s declination to serve, death, resignation, retirement, removal, incapacity, or inability to serve, the size of the Board shall be automatically reduced by the number of vacancies arising therefrom (but not to less than two) unless or until the Board by resolution expressly maintains or increases the size of the Board. Whenever the size of the Board of Trustees is reduced due to such a vacancy, the other remaining Trustees shall have all the powers hereunder and the determination of the remaining Trustees shall be conclusive. In the case of a vacancy arising from a Board resolution to maintain or increase the size of the Board, the remaining Trustees may fill such vacancy or add additional Board members, as the case may be, by appointing such other person as they in their discretion shall see fit. Such appointment shall be evidenced by (i) a resolution of the Board of Trustees, duly adopted by a Majority Trustee Vote, which shall be recorded in the minutes of a meeting of the Trustees, or (ii) a written instrument signed by a requisite number of Trustees in office sufficient to constitute a Majority Trustee Vote, in each case whereupon the appointment shall take effect

2.	All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3.	Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of December 1, 2021.

By:	/s/ Jeffrey H. Kupor
Names: Jeffrey H. Kupor
Title: Secretary, Senior Vice President and Chief Legal Officer